               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

               Honeywell International Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                                                          [Logo]

                                           March 13, 2000

To our Shareowners:

    You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:00 a.m. on Monday, May 1, 2000 at the Company's headquarters, 101 Columbia Road, Morris Township, New Jersey.

    The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. We will also take the opportunity to review 1999 business results and our outlook for the future.

    YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Shareowners of record and participants in Company stock plans also have the option of voting via the Internet or by telephone. Specific Instructions on how to vote via the Internet or by telephone are included on the proxy card.

    A map and directions to the Company's headquarters appear at the end of the proxy statement. I look forward to seeing you on May 1.

                                           Sincerely,

                                           /s/ MICHAEL R. BONSIGNORE

                                           MICHAEL R. BONSIGNORE
                                           Chief Executive Officer

Table of Contents                                             Page
------------------------------------------------------------------

NOTICE OF MEETING...........................................    1

PROXY STATEMENT.............................................    2

MERGER INFORMATION..........................................    2

VOTING PROCEDURES...........................................    2

ATTENDANCE AT THE ANNUAL MEETING............................    3

BOARD MEETINGS -- COMMITTEES OF THE BOARD...................    3

ELECTION OF DIRECTORS.......................................    5

DIRECTOR COMPENSATION.......................................   10

APPROVAL OF INDEPENDENT ACCOUNTANTS.........................   11

STOCK OWNERSHIP INFORMATION.................................   12

EXECUTIVE COMPENSATION......................................   13

SHAREOWNER PROPOSALS........................................   21

OTHER INFORMATION...........................................   26

    Shareowner Proposals for 2001 Annual Meeting............   26

    Director Nominations....................................   26

    Expenses of Solicitation................................   26

DIRECTIONS TO COMPANY HEADQUARTERS..........................  A-1


                             YOUR VOTE IS IMPORTANT

    If you are a shareowner of record, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

                                                                          [Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

    The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, May 1, 2000 at 10:00 a.m. local time, at the Company's headquarters, 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement:

    1. Election of four directors;

    2. Appointment of PricewaterhouseCoopers LLP as independent accountants for 2000;

    3. A shareowner proposal regarding CEO compensation;

    4. A shareowner proposal regarding the annual election of directors;

    5. A shareowner proposal regarding shareowner voting provisions; and

to transact any other business that may properly come before the meeting.

    The Board of Directors has determined that shareowners of record at the close of business on March 3, 2000 are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ KATHLEEN M. GIBSON

                                          Kathleen M. Gibson
                                          Vice President and Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 13, 2000




\

                                PROXY STATEMENT

    This Proxy Statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Monday, May 1, 2000.

                               MERGER INFORMATION

    The AlliedSignal-Honeywell merger was completed on December 1, 1999, at which time AlliedSignal Inc. changed its name to Honeywell International Inc.

    Michael R. Bonsignore, the former Chairman and Chief Executive Officer of Honeywell Inc. became Chief Executive Officer of Honeywell International on December 1, 1999. Lawrence A. Bossidy, former Chairman and Chief Executive Officer of AlliedSignal Inc., will remain as Chairman of the Board of Honeywell International until his retirement on April 1, 2000. At that time, Mr. Bonsignore will also become Chairman of the Board of the Company.

    Upon completion of the merger, nine directors of AlliedSignal Inc. and six directors of Honeywell Inc. became directors of Honeywell International. More information on the Board of Directors is provided below.

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save the Company the expense of a second mailing.

METHODS OF VOTING

     All shareowners may vote by mail.

     Shareowners of record, as well as shareowners who hold shares in Company stock plans, can vote via the Internet or by telephone.

     Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

REVOKING YOUR PROXY

    Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

     sending a written statement to that effect to the Secretary of the Company;

     submitting a properly signed proxy with a later date;

     voting by telephone or via the Internet at a later time; or

     voting in person at the Annual Meeting (except for shares held in the savings plans as described on the proxy card).

VOTE REQUIRED

    The vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for election as a director.

    The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 5 is required for approval.

ABSTENTIONS AND BROKER NON-VOTES

    Abstentions are not counted as votes 'for' or 'against' a proposal, but are counted in determining the number of shares present or represented on a proposal. Therefore, since approval of Proposals 2 through 5 requires the affirmative vote of a majority of the shares of Common Stock present or represented, abstentions have the same effect as a vote 'against' those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals 3 through 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such 'broker non-votes' will not be counted as voted or as present or represented on those proposals.

OTHER BUSINESS

    The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

    It is the Company's policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with the Company.

SHARES OUTSTANDING

    At the close of business on February 25, 2000, there were approximately 796,591,350 shares of Honeywell International common stock outstanding. Each share outstanding as of the March 3, 2000 record date is entitled to one vote.

                        ATTENDANCE AT THE ANNUAL MEETING

    If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote by telephone or via the Internet. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

                   BOARD MEETINGS -- COMMITTEES OF THE BOARD

    The Board of Directors held eight regular meetings and one special meeting during 1999. The average attendance at meetings of the Board and Board Committees during 1999 was 96%.

    The Board currently has the following committees: Audit; Corporate Governance; Corporate Responsibility; Management Development and Compensation; Retirement Plans; and Technology. Membership and principal responsibilities of the Board committees are described below.

AUDIT COMMITTEE

    The members of the Audit Committee are:

     Russell Palmer (Chair)

     Hans W. Becherer

     Marshall N. Carter

     Ann M. Fudge

     James J. Howard

     John R. Stafford

     Michael W. Wright

    The Audit Committee met five times in 1999. The primary functions of this Committee are to: recommend the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of the Company; and consider the accountants' independence. At each meeting Committee members meet privately with representatives of PricewaterhouseCoopers LLP, the Company's independent auditors, and with the Director of the Company's Corporate Audit Department.

CORPORATE GOVERNANCE COMMITTEE

    The members of the Corporate Governance Committee are:

     Bruce Karatz (Chair)

     Hans W. Becherer

     Jaime Chico Pardo

     Robert P. Luciano

     Russell E. Palmer

     Ivan G. Seidenberg

     Michael W. Wright

    The Corporate Governance Committee met three times in 1999. The primary functions of this Committee are to: review policies and make recommendations to the Board, as appropriate, concerning the size and composition of the Board; the qualifications and criteria for election to the Board, and procedures for shareowner nomination of candidates for the Board; retirement from the Board; compensation and benefits of non-employee directors; and to review periodically the overall effectiveness of the Board. The Corporate Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareowners. Recommendations should be submitted in writing to the attention of the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

CORPORATE RESPONSIBILITY COMMITTEE

    The members of the Corporate Responsibility Committee are:

     Ann M. Fudge (Chair)

     Gordon M. Bethune

     Marshall N. Carter

     James J. Howard

     Andrew C. Sigler

    The Corporate Responsibility Committee met three times in 1999. The primary functions of this Committee are to review the policies and programs that are designed to assure the Company's compliance with legal and ethical standards and that affect its role as a responsible corporate citizen, including those relating to human resources issues such as equal employment opportunity, to health, safety and environmental matters and to proper business practices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The members of the Management Development and Compensation Committee are:

     Robert P. Luciano (Chair)

     Hans W. Becherer

     Gordon M. Bethune

     Bruce Karatz

     Ivan G. Seidenberg

     Andrew C. Sigler

     John R. Stafford

    The Management Development and Compensation Committee met six times in 1999. The primary functions of this Committee are to: review and recommend the compensation arrangements for officers; approve compensation arrangements for other senior level employees; consider matters related to management development and succession and recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of the Company and its subsidiaries.

RETIREMENT PLANS COMMITTEE

    The members of the Retirement Plans Committee are:

     Michael W. Wright (Chair)

     Jaime Chico Pardo

     Ann M. Fudge

     Robert P. Luciano

     Russell E. Palmer

     Andrew C. Sigler

     John R. Stafford

    The Retirement Plans Committee met three times in 1999. The primary responsibilities of this Committee are to: appoint the trustees for funds under the employee pension benefit plans of the Company and certain subsidiaries; review funding strategies; set investment policy for fund assets; and oversee and appoint members of other committees investing fund assets.

TECHNOLOGY COMMITTEE

    The members of the Technology Committee are:

     Ivan G. Seidenberg (Chair)

     Gordon M. Bethune

     Marshall N. Carter

     Jaime Chico Pardo

     James J. Howard

     Bruce Karatz

    The Technology Committee met two times in 1999. The primary functions of this Committee are to review corporate-wide technology matters, including research, development and engineering, and advise the Company with respect to its technology program and budget, proposed changes in corporate strategy where technology is a significant component, and technologies of importance to the Company's existing or new business areas.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

    The Company's Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The Board has nominated four candidates for election as directors for a term ending at the 2003 Annual Meeting.

    All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or Internet will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors pursuant to the By-laws. Lawrence A. Bossidy will retire from the Board on April 1, 2000.

    Certain information regarding each nominee and each director continuing in office after the Annual Meeting is set forth below.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2003


[Photo]               HANS W. BECHERER, Chairman and Chief Executive Officer of Deere & Company
                      Mr. Becherer began his business career with Deere & Company, a manufacturer of mobile power machinery and a supplier of financial services, in 1962. After serving in a variety of managerial and executive positions, he became a director of Deere in
                      1986 and was elected President and Chief Operating Officer in 1987, President and
                      Chief Executive Officer in 1989 and Chairman and Chief Executive Officer in 1990.
                      He is also a director of The Chase Manhattan Corporation and Schering-Plough
                      Corporation.

                      Director since 1991                        Age 64
                      ------------------------------------------------------------------------------------

[Photo]               GORDON M. BETHUNE, Chairman of the Board and Chief Executive Officer of Continental
                      Airlines, Inc.
                      Mr. Bethune joined Continental Airlines, an international commercial airline company, in February 1994 as President and Chief Operating Officer. He was elected
                      President and Chief Executive Officer in November 1994 and Chairman of the Board and
                      Chief Executive Officer in 1996. From 1988 to 1994, Mr. Bethune served as vice president and general manager of various divisions of The Boeing Company, a manufacturer of commercial jetliners and military aircraft, and he served most recently as vice president and general manager of the Renton Division of the
                      Commercial Airplane Group at Boeing. Prior to 1988, Mr. Bethune was senior vice president of operations for Piedmont Airlines, and he held senior management positions as vice president of engineering and maintenance at Western Air Lines,
                      Inc. and at Braniff Airlines. Mr. Bethune is also a director of Sysco Corporation.
                      He was a director of Honeywell Inc. from April 1999 to December 1999.

                      Director since 1999                        Age 58
                      ------------------------------------------------------------------------------------


[Photo]               JAIME CHICO PARDO, Vice Chairman and Chief Executive Officer of Telefonos de
                      Mexico, S.A. de C.V. (TELMEX)
                      Mr. Chico Pardo joined TELMEX, a telecommunications company based in Mexico
                      City, as its Chief Executive Officer in 1995. From 1993 to 1995, Mr. Chico
                      Pardo was President and Chief Executive Officer of Grupo Condumex, S.A. de
                      C.V., a manufacturer of products for the construction, automobile and telecommunications industries. Prior to 1993, Mr. Chico Pardo was President and Chief Executive Officer of Euzkadi/General Tire de Mexico, a
                      manufacturer of automotive and truck tires. Mr. Chico Pardo is also
                      Vice-Chairman of Carso Global Telecom and a director of Grupo Carso and
                      Grupo Financiero Inbursa. He was a director of Honeywell Inc. from September
                      1998 to December 1999.

                      Director since 1999                    Age 50
                      ----------------------------------------------------------------------------

[Photo]               ANN M. FUDGE, Executive Vice President of Kraft Foods, Inc.
                      Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and
                      General Manager of the Dinners and Enhancers Division in 1991. In 1994, she
                      was named President of Kraft General Foods' Maxwell House Coffee Company. In
                      1995, Ms. Fudge assumed her current position, while continuing to head the
                      Maxwell House Coffee Division as General Manager. She became President of
                      Kraft's Maxwell House and Post Division in 1997. Kraft is the multinational food business of Phillip Morris Companies Inc. Ms. Fudge is a director of
                      General Electric Company and Liz Claiborne, Inc.

                      Director since 1993                    Age 48
                      ----------------------------------------------------------------------------

                INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2001

[Photo]               JAMES J. HOWARD, Chairman of the Board, President and Chief Executive
                      Officer of Northern States Power Company
                      Mr. Howard has been Chairman and Chief Executive Officer of Northern States
                      Power, an energy company, since 1988, and President since 1994. Prior to
                      1987, Mr. Howard was President and Chief Operating Officer of Ameritech
                      Corporation. Mr. Howard is also a director of Ecolab, Inc., the Federal
                      Reserve Bank of Minneapolis, ReliaStar Financial and Walgreen Company. He
                      was a director of Honeywell Inc. from July 1990 to December 1999.

                      Director since 1999                    Age 64
                      ----------------------------------------------------------------------------


[Photo]               BRUCE KARATZ, Chairman of the Board, President and Chief Executive Officer
                      of Kaufman and Broad Home Corporation
                      Mr. Karatz was elected President and Chief Executive Officer of Kaufman and
                      Broad Home Corporation, an international residential and commercial builder, in 1986, and Chairman of the Board in 1993. Mr. Karatz is also a director of
                      The Kroger Co. and National Golf Properties, Inc. Chairman, California
                      Business Roundtable and Trustee of the Rand Corporation. He was a director of Honeywell Inc. from July 1992 to December 1999.

                      Director since 1999                    Age 54
                      ----------------------------------------------------------------------------

[Photo]               RUSSELL E. PALMER, Chairman and Chief Executive Officer of the Palmer Group
                      Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of
                      Pennsylvania. He previously served as Managing Director and Chief Executive
                      Officer of Touche Ross International and Managing Partner and Chief
                      Executive Officer of Touche Ross & Co. (USA) (now Deloitte and Touche). He
                      is a director of Federal Home Loan Mortgage Corporation, GTE Corporation,
                      The May Department Stores Company and Safeguard Scientifics, Inc.

                      Director since 1987                    Age 65
                      ----------------------------------------------------------------------------

[Photo]               IVAN G. SEIDENBERG, Chairman and Chief Executive Officer of Bell Atlantic
                      Corporation
                      Mr. Seidenberg assumed his current position with Bell Atlantic Corporation, a telecommunications and information services provider, in January 1999. He previously served as Vice Chairman, President and Chief Executive Officer
                      since June 1998, and Vice Chairman, President and Chief Operating Officer
                      following the merger of NYNEX Corporation and Bell Atlantic in 1997. He joined NYNEX in 1983 and served in several senior management positions before becoming a director and Vice Chairman of the Board in 1991, President and Chief Operating Officer in 1994, and Chairman and Chief Executive
                      Officer in 1995. He is also a director of American Home Products
                      Corporation, Boston Properties, Inc., CVS Corporation and Viacom Inc.

                      Director since 1995                    Age 53
                      ----------------------------------------------------------------------------


[Photo]               ANDREW C. SIGLER, Retired Chairman and Chief Executive Officer of Champion
                      International Corporation
                      Mr. Sigler began his career at Champion International Corporation, a paper and forest products company, in 1956. He was elected President and Chief
                      Executive Officer in 1974 and served as Chairman and Chief Executive Officer from 1979 until his retirement in 1996. He is a director of The Chase
                      Manhattan Corporation and General Electric Company.

                      Director since 1994                    Age 68
                      ----------------------------------------------------------------------------

                INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2002

[Photo]               MICHAEL R. BONSIGNORE, Chief Executive Officer. Elected to become Chairman of the Board on April 1, 2000.
                      Mr. Bonsignore began his business career at Honeywell Inc. in 1969. He held various marketing and operations management positions and became Vice
                      President of Marine Systems in 1981. In 1983, Mr. Bonsignore was appointed
                      President of Honeywell Europe, based in Brussels, Belgium. In 1987, Mr.
                      Bonsignore returned to Minneapolis as Executive Vice President,
                      International, and was elected President of this business in May 1987. In
                      1990, Mr. Bonsignore was elected Executive Vice President and Chief
                      Operating Officer for the International and Home & Building Control
                      businesses, and was also elected to Honeywell Inc.'s Board of Directors. Mr.
                      Bonsignore was elected Chairman of the Board and Chief Executive Officer of
                      Honeywell Inc. in 1993. Mr. Bonsignore is also a director of Medtronic, Inc.
                      He was a director of Honeywell Inc. from November 1990 to December 1999.

                      Director since 1999                    Age 58
                      ----------------------------------------------------------------------------

[Photo]               MARSHALL N. CARTER, Chairman and Chief Executive Officer of State Street
                      Corporation
                      Mr. Carter joined State Street Corporation and its principal subsidiary,
                      State Street Bank and Trust Company, as President and Chief Operating
                      Officer in 1991. He became Chief Executive Officer in 1992 and Chairman of the Board in 1993. State Street is a provider of services to institutional investors worldwide. Prior to joining State Street, Mr. Carter was with
                      Chase Manhattan Bank for 15 years, and before that he served as an officer in the U.S. Marine Corps.

                      Director since 1999                    Age 59
                      ----------------------------------------------------------------------------


[Photo]               ROBERT P. LUCIANO, Chairman Emeritus of Schering-Plough Corporation
                      Mr. Luciano joined Schering-Plough Corporation, a manufacturer and marketer of pharmaceuticals and consumer products, in 1978. He served as President from 1980 to 1986, Chief Executive Officer from 1982 through 1995, and
                      Chairman of the Board from 1984 through October 1998. He became Chairman
                      Emeritus in October 1999. He is a director of C.R. Bard, Inc., Merrill Lynch
                      & Co. and Schering-Plough Corporation.

                      Director since 1989                    Age 66
                      ----------------------------------------------------------------------------

[Photo]               JOHN R. STAFFORD, Chairman, President and Chief Executive Officer of
                      American Home Products Corporation
                      Mr. Stafford has held a number of positions with American Home Products, a manufacturer of pharmaceutical, health care, animal health and agricultural products, since joining that company in 1970. He served as General Counsel,
                      Vice President, Senior Vice President and Executive Vice President before becoming President in 1981, an office he held until 1990 and which he resumed in early 1994. Mr. Stafford was elected Chairman of the Board and
                      Chief Executive Officer in 1986. He is also a director of Bell Atlantic
                      Corporation, The Chase Manhattan Corporation and Deere & Company.

                      Director since 1993                    Age 62
                      ----------------------------------------------------------------------------

[Photo]               MICHAEL W. WRIGHT, Chairman of the Board, President and Chief Executive
                      Officer, SUPERVALU INC.
                      Mr. Wright was elected President and Chief Operating Officer of SUPERVALU
                      INC., a major food distributor and retailer, in 1978, Chief Executive
                      Officer in 1981, and Chairman of the Board in 1982. He joined SUPERVALU INC.
                      as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Cargill, Inc.,
                      Musicland Stores Corporation, and Wells Fargo and Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

                      Director since 1999                    Age 61
                      ----------------------------------------------------------------------------

                             DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation for service on the Board. Each non-employee director receives an annual Board retainer of $50,000, of which $15,000 is automatically credited to the director's account in the Deferred Compensation Plan for Non-Employee Directors in the form of common stock equivalents (which are only payable after termination of Board service). They also receive a fee of $1,500 for Board meetings attended on any day (nine during 1999), an annual retainer of $5,400 for each Board Committee served, and an additional Committee Chair retainer of $4,000 for the Audit and Management Development and Compensation Committees and $2,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business which occurs apart from a Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents.

    Directors may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of their annual retainers and fees that are not automatically deferred and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue interest (11% for 2000) or are valued as if invested in common stock equivalents or one of the other funds available to participants in the Company's savings plan. Amounts deferred in a Common Stock account earn amounts equivalent to dividends. Upon a change of control, a director will be entitled to a lump-sum cash payment of all deferred amounts.

    Under the Stock Plan for Non-Employee Directors, each new director receives a one-time grant of 3,000 shares of Common Stock, which are subject to transfer restrictions until the director's service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, the director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. The Plan also provides for an annual grant to each director of options to purchase 2,000 shares of Common Stock at 100% of the fair market value on the date of grant. Option grants vest in cumulative installments of 40% on April 1 of the year following the grant date and an additional 30% on April 1 of each of the next two years.

                 ITEM 2 -- APPROVAL OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the Board of Directors has appointed PricewaterhouseCoopers LLP ('PwC') as independent accountants for the Company to audit its consolidated financial statements for 2000 and to perform audit-related services, including review of the Company's quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. PwC also performs non-audit services for the Company.

    The Board has directed that the appointment of PwC be submitted to the shareowners for approval. If the shareowners do not approve, the Audit Committee and the Board will reconsider the appointment.

    Total fees for services rendered by PwC in 1999 to the Company and its subsidiaries worldwide were approximately $17.5 million. The Company has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                          STOCK OWNERSHIP INFORMATION

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

    The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of the Company's knowledge, all of the filings for the Company's executive officers and directors were made on a timely basis in 1999.

FIVE PERCENT OWNER OF COMPANY STOCK

    As of December 31, 1999, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, 02101 held 52,278,309 shares or approximately 6.5% of the outstanding common stock as trustee of certain of the Company's savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received. State Street disclaims beneficial ownership of the shares referred to above. State Street also held 13,425,224 shares, or approximately 1.76% of the outstanding Common Stock in various other fiduciary capacities.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    In general, 'beneficial ownership' includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. On January 31, 2000, the directors and executive officers of the Company beneficially owned, in the aggregate, 6,970,373 shares of common stock which are included in the table below. Directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Company stock.

                                                           Number of
        Name                                             Shares(1)(2)(3)
        ----                                             ---------------
Hans W. Becherer......................................        26,370
Gordon M. Bethune.....................................         4,517
Michael R. Bonsignore.................................     1,639,986
Lawrence A. Bossidy...................................     3,658,667
Marshall N. Carter....................................        16,259
Jaime Chico Pardo.....................................         9,429
Giannantonio Ferrari..................................       372,530
Ann M. Fudge..........................................        15,841
James J. Howard.......................................        34,507
Robert D. Johnson.....................................        71,090
Bruce Karatz..........................................        26,348
Peter M. Kreindler....................................       253,688
Robert M. Luciano.....................................        20,924
Russell E. Palmer.....................................        17,671
Ivan G. Seidenberg....................................        15,719
Andrew C. Sigler......................................        27,580
John R. Stafford......................................        38,790
Richard F. Wallman....................................       332,471
Michael W. Wright.....................................        39,421

---------

(1) The total beneficial ownership for any individual is less than 0.5%, and the total for the group is less than 0.9%, of the shares of Common Stock outstanding.

(2) Includes the following number of shares or share-equivalents in deferred accounts, as to which no voting or investment power exists: Mr. Becherer, 12,170; Mr. Bethune, 1,517; Mr. Bossidy, 23,505;

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    Mr. Bonsignore, 159; Mr. Carter, 1,759; Mr. Chico Pardo, 3,279; Ms. Fudge, 1,641; Mr. Howard, 26,711; Mr. Karatz, 16,957; Mr. Kreindler, 20,834;
    Mr. Luciano, 4,724; Mr. Palmer, 4,471; Mr. Seidenberg, 6,519; Mr. Sigler, 9,380; Mr. Stafford, 8,590; Mr. Wallman, 21,134; Mr. Wright, 34,171; and all directors and executive officers as a group, 218,863.

(3) Includes shares which the following have the right to acquire within 60 days through the exercise of vested stock options: Mr. Becherer, 8,200;
    Mr. Bossidy, 2,520,000; Mr. Bonsignore, 1,377,312; Mr. Ferrari, 292,460;
    Ms. Fudge, 8,200; Mr. Johnson, 70,000; Mr. Kreindler, 220,000; Mr. Luciano, 8,200; Mr. Palmer, 6,200; Mr. Seidenberg, 6,200; Mr. Sigler, 8,200;
    Mr. Stafford, 8,200; Mr. Wallman, 309,000; and all directors and executive officers as a group, 5,317,171.

                        REPORT ON EXECUTIVE COMPENSATION

    The Management Development and Compensation Committee of the Board of Directors, subject to the approval of the Board of Directors, determines the compensation of the Company's executive officers and oversees the administration of executive compensation programs. The Committee is composed entirely of independent directors.

    Since AlliedSignal Inc. and Honeywell Inc. merged on December 1, 1999 to form Honeywell International, this Report will also discuss compensation paid to executives for 1999 based on the compensation policies and programs of Honeywell Inc., as appropriate. At the time of the merger, each share of Honeywell Inc. common stock was converted into a right to receive 1.875 shares of Honeywell International Inc. common stock. All data regarding common stock in this Report reflects the conversion.

                  EXECUTIVE COMPENSATION POLICIES AND PROGRAMS

    The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The programs link each executive's compensation directly to performance. A significant portion of each executive's compensation is dependent upon stock price appreciation and meeting financial goals and other individual performance objectives.

    Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareowner value, as well as competitiveness of the programs. In 1999, the Committee re-examined all aspects of the executive compensation strategy and programs in connection with the merger. The Committee determines what changes, if any, are appropriate in the compensation programs. With Board authorization, the Committee approves salary actions and determines the amount of annual bonus and the number and amount of long-term awards for officers.

    The Company intends to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, compensation paid under the Company's stock plan and incentive compensation plan is generally deductible although certain compensation paid to some executives may not be deductible.

COMPONENTS OF COMPENSATION

    There are three basic components to the Company's 'pay for performance' system: base pay; annual incentive bonus; and long-term incentive compensation (primarily stock options). Each component is addressed in the context of competitive conditions. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding industrial companies which compete with us for executive talent.

    Base Pay. Base pay is designed to be competitive within 20% above or below median salary levels at other large industrial companies for equivalent positions. The executive's actual salary relative to this competitive framework varies based on individual performance and the individual's skills, experience and background.

    Annual Incentive Bonus. Award levels, like the base salary levels, are set with reference to competitive conditions and are intended to motivate the executives by providing substantial bonus payments for the achievement of aggressive goals. The actual amounts paid for 1999 were determined by performance based on two factors: first, financial performance, which was measured against objectives established for cash flow, productivity increases and revenue growth; and second, the individual executive's performance against other specific management objectives, such as increasing the use of Six Sigma processes and improving customer satisfaction. Financial objectives were given greater weight than other management objectives in determining bonus payments. The types and relative importance of specific financial and other business objectives varied among the Company's executives depending on their positions and the particular operations or functions for which they were responsible.

    Long Term Incentive Compensation. The principal purpose of the long-term incentive compensation program is to encourage the Company's executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareowners' return. The long-term incentive component of the compensation system (through extended vesting) is also designed to create an incentive for the individual to remain with the Company. The Committee approved the termination of a previously existing cash-based incentive award program and replaced it with long-term equity awards as described below.

    The long-term, equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. The Company periodically grants new awards to provide continuing incentives for future performance. Like the annual bonus, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.

    In addition to stock options, awards of restricted units, each of which entitles the holder to one share of Common Stock on vesting (or cash in the Committee's discretion), may be made on a select basis to individual executives in order to enhance the incentive for them to remain with the Company. These units vest over an extended period of up to ten years.

    Shortly following the closing of the merger in December 1999, the Committee approved stock option grants to executive officers, a portion of which vest only upon satisfaction of performance conditions tied to growth in earnings per share. These performance conditions parallel the vesting conditions for Mr. Bonsignore's performance options as provided in his employment agreement described below. The timing of these option grants was designed to link executive and shareowner interest immediately following the merger. These awards were intended to replace the annual grant for 2000 that would have typically been made in the first quarter.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

    In determining the compensation of the Chief Executive Officers, the Committee considers three factors: the absolute and relative performance of the business (particularly in determining bonus awards); the market for such positions (in establishing total compensation levels); and the Company's compensation strategy (in determining the mix of pay components).

    In general, the Company's strategy is to emphasize linkage to shareowner returns through a predominant emphasis on stock options in the total compensation mix. Both Mr. Bossidy and Mr. Bonsignore receive periodic grants of stock options with vesting tied to achievement of performance goals.

    The primary factors considered in determining bonus payments include performance vs. plan for financial results (including revenue growth, earnings and cash flow), performance relative to peer companies and strategic achievements. For 1999, the significance of the merger as a critical strategic accomplishment with excellent prospects for shareowner value creation resulted in special bonus awards of $1,000,000 for each chief executive officer.

    Compensation of Lawrence A. Bossidy. Under Mr. Bossidy's employment agreement, he is entitled to an annual salary of $2,000,000, which has remained unchanged since 1994. Based on the Company's financial performance in 1999 (which included a 15% increase in ongoing earnings per share, a 21% increase in free cash flow and a 14% increase in ongoing net income), a 30% increase in the price of the Common Stock and the results of the Company's Six Sigma program, the Committee awarded Mr. Bossidy a bonus of $5,000,000.

    Compensation of Michael R. Bonsignore. Mr. Bonsignore became Chief Executive Officer of the Company on December 1, 1999. Prior to that time, he served as Chairman and Chief Executive Officer of Honeywell Inc. from April of 1993.

    Mr. Bonsignore's salary for 1999 was $1,087,817. Effective December 1, 1999, he will receive an annual salary of $1,500,000 pursuant to the terms of his employment agreement described below. Based primarily on Honeywell Inc. financial performance in terms of net income, working capital, total shareowner return, return on equity and earnings per share growth, Mr. Bonsignore received an annual incentive payment of $2,000,000 for 1999.

    Mr. Bonsignore received a grant of 281,249 stock options under Honeywell Inc.'s stock option program in February 1999. In accordance with the terms of his employment agreement, Mr. Bonsignore received a grant in December of 1999 of 1,000,000 stock options. These options become exercisable in increments of 40%, 30% and 30%, respectively, on December 31 of 2000, 2001 and 2002. They also will become exercisable in the event Mr. Bonsignore's employment is terminated other than for cause or voluntary resignation without good reason (as defined in the employment agreement). Mr. Bonsignore also received a grant of 500,000 stock options which will vest upon the achievement of certain earnings per share growth targets.

    In 1999 Mr. Bonsignore became entitled to receive 82,500 shares under the performance share program of Honeywell Inc. The amount of the award was based on Honeywell Inc. objectives for cumulative revenue growth and cumulative economic value added over a 24-month performance period. While the original performance period was three years, the period was shortened in accordance with the terms of the plan following a change of control of Honeywell Inc. Outstanding stock options and time-based restricted stock awards of Honeywell Inc. executives, including Mr. Bonsignore, vested upon the change in control of Honeywell Inc. on September 1, 1999.

    In accordance with his employment agreement, Mr. Bonsignore also received a grant of 375,000 restricted units which will vest in increments of one-third on each of April 1, 2001, 2002 and 2003, if the Company achieves specified operating margin targets.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    Robert P. Luciano (Chair)
    Hans W. Becherer
    Gordon M. Bethune
    Bruce Karatz
    Ivan G. Seidenberg
    Andrew C. Sigler
    John R. Stafford

                           SUMMARY COMPENSATION TABLE

    The following table shows compensation for:

     two individuals who served as the Company's chief executive officer in 1999;

     the four most highly compensated executive officers (other than the CEOs) who were employed by the Company on December 31, 1999; and

     one former executive officer who would have been one of the four most highly compensated executive officers had he been employed by the Company on December 31, 1999.

                                      Annual Compensation                          Long-Term Compensation
                                      -------------------                          ----------------------
                                                                          Awards                           Payouts
                                                                          ------                           -------
     Name and Principal                                           Restricted        Options       LTIP          All Other
          Position            Year  Salary($)     Bonus($)    Stock Units($)(1)    (Shares)    Payouts($)    Compensation(2)
          --------            ----  ---------     --------    -----------------    --------    ----------    ---------------
Lawrence A. Bossidy(3)        1999  $2,000,000   $5,000,000          --                 --        --            $1,383,697
 Chairman of the Board        1998   2,000,000    4,000,000          --                 --        --               451,119
                              1997   2,000,000    3,150,000          --            1,500,000      --               576,969

Michael R. Bonsignore(4)      1999   1,087,817    2,000,000        375,000         1,781,249   2,565,000         1,039,122
 Chief Executive Officer

Giannantonio Ferrari(5)       1999     536,896      775,000         32,500           612,251   1,282,500           272,915
 Chief Operating Officer and
 Executive Vice President

Robert D. Johnson             1999     370,833      625,000         30,000           400,000      --                36,469
 Chief Operating Officer and  1998     267,917      300,000          --              190,000      --                31,505
 Executive Vice President     1997     232,285      150,000          --               40,000      --                 9,294

Peter M. Kreindler            1999     462,500      640,000         17,500           333,000      --               386,986
 Sr. Vice President and       1998     445,000      550,000          --                 --        --               105,705
 General Counsel              1997     410,000      480,000          --                 --        --                54,301

Richard F. Wallman            1999     455,833      590,000         17,500           333,000      --               352,478
 Sr. Vice President and       1998     410,000      500,000          --                 --        --                79,136
 Chief Financial Officer      1997     377,917      420,000          --                 --        --                44,129

Frederic M. Poses             1999     700,000    1,150,000          --              125,000      --               341,086
 Former President and Chief   1998     600,000    1,000,000          --              100,000      --               206,948
 Operating Officer            1997     510,000      735,000          --                 --        --               126,282

---------

(1) Restricted unit awards, valued on the date of the award, entitle the holder to receive one share of Common Stock for each unit when the unit vests. The Committee has the discretion to pay all or part of such awards in cash. The total number of units held and their value as of January 31, 2000 were as follows: Mr. Bossidy, 250,000 ($12,000,000); Mr. Bonsignore, 375,000 units ($18,000,000); Mr. Ferrari, 32,500 units ($1,560,000); Mr. Johnson, 45,000 units ($2,160,000); Mr. Kreindler, 57,500 units ($2,760,000); Mr. Wallman,
    67,500 units ($3,240,000); and Mr. Poses, 60,000 units ($2,880,000).

(2) Amounts shown for 1999 consists of matching contributions made by the Company under the Savings Plan and Supplemental Savings Plan or by Honeywell Inc. under its savings plans: for Mr. Bossidy, $160,008; Mr. Bonsignore, $4,800; Mr. Johnson, $7,269; Mr. Kreindler, $37,002; Mr. Wallman, $19,784;
    and Mr. Poses, $56,004; the value of life insurance premiums: for Mr. Bossidy, $17,918; Mr. Bonsignore, $34,322; Mr. Johnson, $29,200;
    Mr. Kreindler, $11,500; and Mr. Poses, $42,000; above-market interest earned on deferred compensation: for Mr. Bossidy, $205,771; Mr. Kreindler, $88,484; Mr. Wallman, $107,694; and Mr. Poses, $243,082; awards for contributions to the merger of Honeywell and AlliedSignal: for Mr. Bossidy, $1,000,000;
    Mr. Bonsignore, $1,000,000; Mr. Ferrari, $175,000; Mr. Kreindler, $250,000;
    and Mr. Wallman, $225.000; $97,915 for relocation allowances in connection with foreign assignments for Mr. Ferrari.

(3) Mr. Bossidy also served as Chief Executive Officer until December 1, 1999.

(4) Mr. Bonsignore became an executive officer on December 1, 1999.

(5) Mr. Ferrari became an executive officer on December 1, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR
    The stock options included in the following table were all granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

                                       Number of     % of Total
                                       Securities     Options
                                       Underlying    Granted to    Exercise or                Grant Date
                                        Options     Employees in   Base Price    Expiration     Present
                Name                   Granted(#)   Fiscal Year      ($/Sh)         Date       Value(6)
                ----                   ----------   -----------      ------         ----       --------
L. Bossidy...........................     --          --              --            --            --
M. Bonsignore........................    281,249(1)      1%         $39.1666      02/16/09    $ 4,620,921
M. Bonsignore........................  1,000,000(2)      5%         $61.7800      11/30/09    $16,430,000
M. Bonsignore........................    500,000(3)      2%         $61.7800      11/30/09    $ 8,215,000
G. Ferrari...........................    140,625(1)      1%         $39.1666      02/16/09    $ 2,310,469
G. Ferrari...........................     38,626(1)      0%         $61.3166      02/18/07    $   634,625
G. Ferrari...........................    325,000(4)      2%         $63.0000      12/02/09    $ 5,339,750
G. Ferrari...........................    108,000(3)      1%         $63.0000      12/02/09    $ 1,774,440
R. Johnson...........................    300,000(4)      1%         $63.0000      12/02/09    $ 4,929,000
R. Johnson...........................    100,000(3)      0%         $63.0000      12/02/09    $ 1,643,000
P. Kreindler.........................    100,000(5)      0%         $41.4100      02/04/09    $ 1,643,000
P. Kreindler.........................    175,000(4)      1%         $63.0000      12/02/09    $ 2,875,250
P. Kreindler.........................     58,000(3)      0%         $63.0000      12/02/09    $   952,940
R. Wallman...........................    100,000(5)      0%         $41.4100      02/04/09    $ 1,643,000
R. Wallman...........................    175,000(4)      1%         $63.0000      12/02/09    $ 2,875,250
R. Wallman...........................     58,000(3)      0%         $63.0000      12/02/09    $   952,940
F. Poses.............................    125,000(5)      1%         $41.4100      02/04/09    $ 2,053,750

---------

(1) Vested as of the Change of Control (9/1/99).

(2) Vests 40% on 12/31/00 and 30% on each of 12/31/01 and 12/31/02. Options, excluding those originally granted by Honeywell Inc., are accompanied by tandem limited stock appreciation rights, which are designed to provide the executive with an economic benefit comparable to that available to all shareowners in the event of a tender offer for Company shares, a change of control or similar event.

(3) Vests 40% on April 1, 2001 if consolidated basic earnings per share of the company increases at least 20% from 1999 to 2000; 30% on April 1, 2002 if consolidated basic earnings per share of the company increases at least 17% from 2000 to 2001; 30% on April 1, 2003 if consolidated basic earnings per share of the company increases at least 16% from 2001 to 2002; and notwithstanding the previous schedules, 100% on April 1, 2003 if cumulative growth in consolidated basic earnings per share of the company is at least 53% for the three-year period ending December 31, 2002 over calendar year 1999.

(4) Vests 40% on 1/1/01 and 30% on each of 1/1/02 and 1/1/03.

(5) Vested 40% on 1/1/00 and will vest 30% on each of 1/1/01 and 1/1/02.

(6) Options are valued using a Black-Scholes option pricing model which assumes a historic five-year average volatility of 25.23%, the average dividend yield for the three years ended December 31, 1999 (1.3%), a 5.89% risk-free rate of return (based on the average zero coupon five-year U.S. Treasury note yield for the month of grant), and an expected option life of 5.0 years based on past experience. No adjustments are made for non-transferability or risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated by approximately $13.0 billion, and the value of the granted options reflected in the table will be less than 0.46% of the total shareowner appreciation.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                         YEAR AND FY-END OPTION VALUES

                                                           Number of Securities           Value of Unexercised
                                                          Underlying Unexercised          In-the-Money Options
                              Shares                       Options at FY-End(#)               at FY-End($)
                            Acquired on      Value      ---------------------------   ----------------------------
           Name             Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable    Unexercisable
           ----             -----------   -----------   -----------   -------------   -----------    -------------
L. A. Bossidy.............    900,000     $39,878,650    2,520,000      1,500,000     $102,053,700    $33,371,250
M. R. Bonsignore..........    118,010       5,127,778    1,377,312      1,500,000       34,014,017        --
G. Ferrari................     81,786       2,046,162      292,460        433,000        4,477,421        --
R. D. Johnson.............     40,000       1,192,320       46,000        556,000          931,905      3,141,690
P. M. Kreindler...........    162,000       6,375,634      120,000        933,000        3,884,100     21,048,250
R. F. Wallman.............     --             --           214,000        883,000        7,237,795     19,429,875
F. M. Poses...............    410,000      22,357,554      295,000      1,085,000       10,650,113     39,215,488

                               PERFORMANCE GRAPH

    The following graph compares the five-year cumulative total return on the Common Stock to the total returns on the Standard & Poor's 500 Stock Index, the Standard & Poor's Manufacturing (Diversified Companies) Index and a Composite index of corporations. In light of the merger, the Company has chosen to replace the Composite index with the Diversified Company index. The Composite index combines the total returns on the published Dow Jones indices for the Aerospace & Defense, Automobile Parts & Equipment Excluding Tire and Rubber Makers, and Chemical Groups. As required by SEC rules, we are including both the Composite index and the Diversified Company index in this proxy statement.

                              CUMULATIVE TOTAL RETURN
           Based upon an initial investment of $100 on December 31, 1994 with dividends reinvested


                                     [GRAPH]



                            1994       1995       1996      1997      1998     1999
Honeywell                   100        142        204       239       277      365
S&P 500'r'                  100        138        169       226       290      351
S&P'r' Manufacturing
(Diversified) Index         100        141        194       231       268      329
Composite
Index                       100        143        185       217       194      209

                    EMPLOYMENT AND TERMINATION ARRANGEMENTS

    Mr. Bossidy's employment agreement with the Company provides for his employment as Chairman of the Board through April 1, 2000 at a salary of $2,000,000 per year, and a target annual incentive bonus of at least 80% of salary. His employment agreement also provides for certain post-retirement benefits which are described under 'Retirement Benefits.' The Company has assumed obligations for certain life insurance policies and will be reimbursed from the proceeds of the policies for premiums it pays; the value of these premiums is reflected in the Summary Compensation Table.

    Mr. Bonsignore's employment agreement provides for his employment as Chairman and Chief Executive Officer through December 31, 2004. During the term of the agreement, Mr. Bonsignore will have an annual salary of at least $1,500,000 and, beginning in 2000, will have an annual target bonus equal to 100% of base salary. His agreement also provides for a one-time grant of stock options and restricted units as described above, as well as certain post-retirement benefits described under 'Retirement Benefits.' If his employment is terminated without good cause, he will be entitled to a severance payment of three times his annual salary and bonus.

    When Mr. Ferrari became President of Honeywell Europe in 1992, he entered into an employment agreement with Honeywell Europe which provided for certain salary and benefits in accordance with Belgian law. Mr. Ferrari's current position is considered to be an international assignment under his Belgian employment contract; therefore, the contract remains in effect until his retirement from the Company. As an executive of Honeywell Inc., Mr. Ferrari was also a party to a change of control agreement, which remains in effect until September 2002. Under this agreement, he is entitled to a lump sum payment of three times his salary and target incentive bonus if either his employment is terminated (other than for cause) or his duties are diminished.

    When Mr. Poses left the Company in the fourth quarter of 1999 after 30 years of service, he entered into an agreement with the Company. In general, the agreement provided for salary and fringe benefits for November and December, 1999, and that his unvested stock options and unvested restricted units would vest in accordance with their original terms.

    Under the Severance Plan for Senior Executives, the current executive officers named in the Summary Compensation Table (other than Messrs. Bonsignore and Ferrari) would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of time if their employment is terminated other than for 'gross cause' (which includes fraud and criminal conduct). The period would be 36 months (but in no event beyond age 65), provided that payments would be made in a lump sum following a change in control. The Plan provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company.

                              RETIREMENT BENEFITS

    The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under the Company's Retirement Program (the 'Pension Plan'), and an unfunded supplemental retirement plan (the 'Supplemental Plan'), after applicable deductions for Social Security benefits, to salaried employees having specified average annual remuneration and years of service.

                                 PENSION TABLE

  Average                           Years of Service
   Annual      ----------------------------------------------------------
Remuneration      5          10          15           20        25 - 30
------------      -          --          --           --        -------
 $  600,000    $ 49,455   $109,455   $  169,455   $  229,455   $  289,455
    800,000      69,455    149,455      229,455      309,455      389,455
  1,000,000      89,455    189,455      289,455      389,455      489,455
  2,000,000     189,455    389,455      589,455      789,455      989,455
  3,000,000     289,455    589,455      889,455    1,189,455    1,489,455
  4,000,000     389,455    789,455    1,189,455    1,589,455    1,989,455
  5,000,000     489,455    989,455    1,489,455    1,989,455    2,489,455

    The benefit amounts shown in the Pension Table are computed on a straight life annuity basis. At January 1, 2000, the following individuals had the indicated number of years of credited service for pension purposes: Mr. Bossidy, 8; Mr. Bonsignore, 30; Mr. Poses, 30; Mr. Ferrari, 39; Mr. Johnson, 5; Mr. Kreindler, 8; and Mr. Wallman, 4.

    The amounts in the Salary and Bonus columns of the Summary Compensation Table for 1999 would be included in computing remuneration for pension purposes. Average annual remuneration under the Pension Plan is calculated based on the highest paid 60 consecutive months of an employee's last 120 months of employment.

    Under their employment agreements, Messrs. Bossidy and Bonsignore are entitled to receive during their lifetimes, commencing on retirement, Company facilities and services comparable to those provided prior to their retirement, and a retirement benefit equivalent to 60% of final average compensation (based on their highest three years of salary and bonus) payable annually for life. Benefits under the agreements will be reduced by any retirement benefits payable under the Company's retirement and supplemental retirement plans, and under certain circumstances, benefits payable under retirement plans of former employers.

    Mr. Ferrari is covered by the Belgium pension arrangement, which provides a benefit of 55% of final average compensation after 30 years of service, through a combination of the plan and equivalent pension plans in other countries. This arrangement also provides for an additional benefit of 15% of final average compensation which is funded by contributions from Mr. Ferrari.

                              SHAREOWNER PROPOSALS

    Shareowners have given the Company notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and the Company is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

            ITEM 3 -- SHAREOWNER PROPOSAL REGARDING CEO COMPENSATION

    This proposal has been submitted by the Eleanora Halfman Trust, c/o Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111 (the owner of 700 shares of common stock).

                              -------------------

   WHEREAS, during the period 1990-98, corporate profits rose 108%, the S&P 500 rose 224%, and CEO pay rose 481%. During the same period, the average worker's pay rose 28%, barely more than inflation;

   WHEREAS, the average large company CEO made 419 times more than the average manufacturing worker in 1998 (Business Week). If the pay of the average manufacturing worker had increased as fast as CEO pay between 1990 and 1998, it would today be $110,399, rather than $29,267. If the minimum wage rose as fast as CEO pay it would today be $22.08/hour, not $5.15/hour;

   WHEREAS, though U.S. multinational corporations see themselves as global companies, taking advantage of global labor markets, they continue to pay their executives at levels far surpassing international standards. CEOs in Germany, Japan, and the United Kingdom make well less than 50 times the pay of average manufacturing workers;

   WHEREAS, AlliedSignal's CEO made $14.1 million in 1998, 481 times the average U.S. manufacturing worker and more than 2,800 times the average wage for Mexican maquiladora workers (about $5,000 a year), a nation where AlliedSignal continues to expand;

   WHEREAS, AlliedSignal's efforts to cut costs have been disproportionately focused on the factory floor, cutting more than 11,000 jobs since 1995, while costs in the executive suite and the board room continue to climb.

   WHEREAS, a growing body of research suggests that wide wage gaps within organizations can undermine the firm's mission. A 1992 study by the Haas School of Business at the University of California at Berkeley found that firms with the widest pay gaps experienced lower quality. A study published in the Journal of Organizational Behavior found that high levels of executive compensation generated cynicism among white-collar workers;

   WHEREAS, finance magnate J. P. Morgan espoused the opinion that CEOs should not make more than 20 times the compensation of the average employee. Modern management consultant Peter Drucker has similarly argued for CEO pay no higher than 25 times the average worker;

    THEREFORE, BE IT RESOLVED, that shareholders urge the Board of Directors to address the issue of runaway remuneration of CEOs and the widening gap between highest and lowest paid workers by:

    1) Establishing a cap on CEO compensation expressed as a multiple of pay of the lowest paid worker at Honeywell International;

    2) Preparing a report for shareholders explaining the determinations used in order to determine the appropriate cap.

   SUPPORTING STATEMENT: Last year, this resolution drew the support of 12% of AlliedSignal's shareholders. With the transition in CEO leadership comes the opportunity for a fresh start on executive pay policies. Through the financial discipline of a pay cap, we hope our company can help reverse a long-standing trend that is neither good for business nor society. Please vote YES.

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The determination of the appropriate level of compensation for the Company's Chief Executive Officer is a key responsibility of the Board of Directors and its Management Development and

Compensation Committee. As discussed above in the 'Report on Executive Compensation,' the directors consider a number of factors in establishing CEO compensation.

    To compete in an increasingly complex global marketplace, the Company must attract and retain the best leadership talent. The Board believes that a cap, whether internally or externally imposed, would limit its ability to secure the leadership necessary to continue the Company's preeminent business results. Therefore, the Board believes it would not be in the best interest of the shareowners to establish an arbitrary cap on the compensation paid to the Chief Executive Officer. Doing so could unduly inhibit the Company's flexibility in providing compensation arrangements needed to reward and retain a current Chief Executive Officer in a competitive environment or to attract and motivate other Chief Executive Officers in the future.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    ITEM 4 -- SHAREOWNER PROPOSAL REGARDING
                          ANNUAL ELECTION OF DIRECTORS

    This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278 (the holder of 884 shares of common stock).

                              -------------------

   RESOLVED: ADOPT SHAREHOLDER PROPOSAL THAT WON GREATER THAN 49% APPROVAL IN BOTH 1999 AND 1998: ANNUAL ELECTION OF ALL DIRECTORS

       Elect the entire Board of Directors each year. Honeywell International shareholders request the Board of Directors take all the required steps.
   Reason: Proper oversight of the company's new management.

       This resolution includes the requirement that any future change in the frequency of director election be submitted to a shareholder vote as a stand-alone resolution.

       SUPPORTING STATEMENT: This resolution won greater than 49%* approval by AlliedSignal shareholders in both 1998 and 1999. Honeywell Inc. had annual election of all directors.

       Annual election of all directors is increasingly important for effective oversight of the company's new management. Institutional investors increasingly support annual election of all directors.

       A record 17 shareholder proposals for annual election of all directors won majority vote in 1998. Annual election of directors is a core policy in the Council of Institutional Investors Shareholder Bill of Rights.

       Honeywell International directors are further isolated from performance accountability by a 80% vote requirement to remove directors. A 57%* majority of shares voted to end this 80% barrier at the 1998 Allied shareholder meeting.

   Note also the pattern of heavy interlocking board commitments of Honeywell International directors:

    Company                      Interlocking Allied Directors from 1999 proxy
    -------                      ---------------------------------------------
    Bell Atlantic                Seidenberg, J. Stafford
    American Home Products       Seidenberg and J. Stafford again
    (Seidenberg, full-time CEO   Sits on 4 outside boards)
    Chase Manhattan              Sigler, J. Stafford, Becherer
    Deere                        Becherer, J. Stafford (J. Stafford's 4th interlock)
    Schering-Plough              Becherer, Luciano

       Corporate governance experts say Interlocking directors tend to look out for each other, rather than shareholders.

       Additionally, Mr. Bossidy is a director for J.P. Morgan. This is a conflict: J.P. Morgan gave 'Independent' approval of the Allied-Honeywell merger.

       * 49% and 57% of shareholder votes cast.

To enhance board oversight of the company's new management, vote for:

                        ANNUAL ELECTION OF ALL DIRECTORS
                                    YES ON 4

BOARD OF DIRECTORS RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The Company's current system of electing directors by classes was approved by the shareowners in 1985. Under this method, as provided in the Company's Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareowners.

    The same proponent has presented a proposal to eliminate the classified Board in each of the last four years. The Board of Directors has again reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that the classified Board best serves the Company and its shareowners.

    With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

    The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. Otherwise, at least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would provide the Board with an adequate opportunity to fulfill its duties to the Company's shareowners to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareowners. The Board believes that a classified Board enhances the ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal, but that it does not preclude takeover offers.

    The Board believes that directors elected to a classified Board are no less accountable to shareowners than they would be if all directors were elected annually. Since at least four directors must stand for election each year, the shareowners have the opportunity annually to vote against management. The Board addresses many important issues during the year and it disagrees with any suggestion that its attention to these issues is in any way affected by the timing of elections.

    The Board also disagrees with the proponent's suggestion that its oversight is in question because of directors' service on outside boards; on the contrary, such service can be beneficial to the Company since it provides perspective and experience that enhances a director's contributions to the Board's deliberations. Further, the Board disputes the inference that service by certain of the Company's directors on common outside boards negatively impacts their ability to act in the best interest of the Company's shareowners.

    Adoption of this proposal would not automatically eliminate the classified Board. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and its shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    ITEM 5 -- SHAREOWNER PROPOSAL REGARDING
                          SHAREOWNER VOTING PROVISIONS

    This proposal has been submitted by Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406-1209 (owner of 1,292 shares of common stock).

                              -------------------

    RESOLVED: ENACT THE 1998 SHAREHOLDER RESOLUTION ADOPTED BY 57%* VOTE OF
SHAREHOLDERS: RETURN TO SIMPLE MAJORITY VOTE. Shareholders request Honeywell International delete all requirements for more than a 51%-majority vote. This includes Honeywell International's monumental 80%-supermajority requirement.

    Reinstating simple majority vote is particularly important to hold Honeywell International's new management accountable. The new management is inexperienced in the integration of a $45 Billion company.

    AlliedSignal was a niche acquisition company. Now the Honeywell merger switches the company into the megamerger category. This will require greater scrutiny by shareholders and directors. Scrutiny of megamergers is supported by the Aviation Week Aug. 10, 1998, p. 45 headline, 'Efficiency Gains Elude Biggest Merger Survivors.'

    'Megamergers among the largest U.S. contractors in the mid-1990s have not resulted in significantly more competitive companies thus far -- contrary to what some U.S. executives continue to profess (AW&ST Aug. 10, 1998, p. 45),' said Aviation Week, May 31, 1999, p. 45.

                      WHY RETURN TO SIMPLE MAJORITY VOTE?

     The bi-partisan National Conference of State Legislatures urged States to ban super-majority rules.

     Major pension funds, including those holding Honeywell International stock, declare that super-majority rules are not in the best interest of shareholders.

    The Honeywell International super-majority provision means that if the vast majority of shareholders (but less than an overwhelming 80%) vote to change certain key rules, management can ignore the majority.

    THIS RESOLUTION ACHIEVED AN OUTSTANDING 57%* APPROVAL AT THE 1998 SHAREHOLDER MEETING. Shareholders do not benefit, particularly from the new, untested management combined with directors entrenched by a 80%-vote required for DIRECTOR REMOVAL WITH GOOD CAUSE.

    These news reports highlight challenges facing the new management:

     Honeywell International could face $400 million to $600 million in severance costs to eliminate facilities and cut jobs. Source: Securities and Exchange Commission documents.

     Mr. Bossidy said AlliedSignal will be responsible for lawsuits against Honeywell. It will be less than $750 million.
        Newark Star Ledger          Sept. 2, 1999

     A federal jury orders Honeywell to pay $250 million in damages to rival Litton Industries in antitrust-monopoly case.
        Wall Street Journal         Dec. 10, 1998

     FAA urged to require the earliest replacement of Honeywell terminal parts used on 747s as a result of TWA flight 800 crash investigation.
        Wall Street Journal         Apr. 8, 1998

     Pentagon audit said AlliedSignal overcharged the military -- up to 200%.
        Los Angeles Times           June 5, 1999

    Mr. Lawrence Bossidy said: 'I declare that this simple majority proposal has been adopted.' However, Mr. Bossidy has not acted, even after a formal request by the Council of Institutional Investors (www.ciicentral.com). Honeywell International is 65% owned by institutional investors.
    Vote yes to monitor the company's new management -- untested in megamergers.

    *57% of shareholder votes cast.

                         RETURN TO SIMPLE MAJORITY VOTE
                                    YES ON 5

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Most proposals submitted to a vote of the Company's shareowners, whether by management or the shareowners, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, the Company's shareowners in 1985 approved a Certificate of Incorporation and By-laws that contained provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the elimination of the classified Board of Directors, removal of directors, the calling of special meetings of shareowners and the requirement that shareowner action be taken at a meeting.

    These special voting provisions of the Company's Certificate of Incorporation and By-laws are intended to provide protection for all shareowners against self-interested actions by one or a few large shareowners. Similar provisions are included in the governing documents of many public corporations. Such provisions are intended to encourage a person making an unsolicited bid for the Company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareowners. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the Company without negotiating with the Board to achieve the best results for the other shareowners.

    Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and its shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for a shareowner proposal to be considered for inclusion in Honeywell International's proxy statement for the 2001 Annual Meeting, the proposal must be received at the Company's offices no later than November 13, 2000. Securities and Exchange Commission Rule 14a-8 contains standards as to what shareowner proposals are required to be included in a proxy statement.

     If a shareowner intends to present a proposal for consideration at the 2001 Annual Meeting outside the processes of SEC Rule 14a-8, the Company must receive notice of such proposal on or before January 27, 2001. Otherwise the proposal will be considered untimely under SEC rules and the Company's proxies will have discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

    Any shareowner who wishes to submit a shareowner proposal, should send it to the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

    The Company's By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Secretary of the Company in writing not more than 60 days and not less than 30 days prior to the meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Secretary of the Company at the address set forth above.

EXPENSES OF SOLICITATION

    Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2000 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

                                          By Order of the Board of Directors,

                                          Kathleen M. Gibson
                                          Vice President and Secretary

March 13, 2000

                       DIRECTIONS TO COMPANY HEADQUARTERS
                    101 COLUMBIA ROAD, MORRIS TOWNSHIP, N.J.




                              [MAP OF LOCATION]



FROM RTE. 80 (EAST OR WEST) AND RTE. 287 SOUTH:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

FROM RTE. 287 NORTH:
Take Rte. 287 North to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

FROM NEWARK INTERNATIONAL AIRPORT:
Take Rte. 78 West to Rte. 24 West (Springfield -- Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

                                 APPENDIX 1
                                 PROXY CARD
                                   [LOGO]



                        Annual Meeting of Shareowners
                               101 Columbia Road
                         Morris Township, New Jersey

                                May 1, 2000
                                 10:00 A.M.

                              You May Vote by
                    the Internet, by Telephone or by Mail
                      (see instructions on reverse side)

                           YOUR VOTE IS IMPORTANT

 Detach proxy card here if you are not voting by the Internet or by telephone.

_____________________________________________________________________________


[LOGO]                                                                 P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HONEYWELL INTERNATIONAL INC. ANNUAL MEETING OF SHAREOWNERS -- MAY 1, 2000

   The undersigned hereby appoints MICHAEL R. BONSIGNORE, PETER M. KREINDLER and KATHLEEN M. GIBSON as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 1, 2000, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

                            -------------------

   Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Hans W. Becherer, Gordon M. Bethune, Jaime Chico Pardo and Ann M. Fudge.


     NOTE: After signing, please insert this Proxy in        HONEYWELL INTERNATIONAL INC.
     the enclosed envelope so that the address at            P.O. BOX 11004
     right shows through the window.                         NEW YORK, N.Y. 10203-0004

   IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5.

                                      (SPECIFY CHOICES AND SIGN ON REVERSE SIDE)

[LOGO]                          YOUR VOTE IS IMPORTANT
                              VOTE BY INTERNET/TELEPHONE
                             24 HOURS A DAY, 7 DAYS A WEEK

           INTERNET                                       TELEPHONE                                         MAIL
   http://proxy.shareholder.com/hon                    1-800-650-0150
GO TO THE WEBSITE ADDRESS LISTED ABOVE.         USE ANY TOUCH-TONE TELEPHONE.                    MARK, SIGN AND DATE YOUR
HAVE YOUR PROXY CARD READY.               OR    THIS IS A TOLL-FREE NUMBER.                OR    PROXY CARD.
ENTER YOUR CONTROL NUMBER LOCATED IN            HAVE YOUR PROXY CARD READY.                      DETACH YOUR PROXY CARD.
THE BOX BELOW.                                  ENTER YOUR CONTROL NUMBER LOCATED IN             RETURN YOUR PROXY CARD IN
FOLLOW THE SIMPLE INSTRUCTIONS THAT             THE BOX BELOW.                                   THE POSTAGE-PAID ENVELOPE
APPEAR ON YOUR COMPUTER SCREEN.                 FOLLOW THE SIMPLE RECORDED INSTRUCTIONS.         PROVIDED.

---------------------------------------------------------------------------------   ----------------------------------------------
Your Internet or telephone vote authorizes the named Proxies to vote your shares    If you voted by the Internet or by telephone,
in the same manner as if you marked, signed and returned your Proxy Card.           do not return your proxy card by mail.
---------------------------------------------------------------------------------   ----------------------------------------------

--------------------------------------------------------------------------------
The Honeywell Inc Savings and Stock Ownership Plan requires that the Trustee receive voting instructions for shares held under the plan by April 26, 2000.
To meet this requirement, either complete this card and mail it to be received no later than April 26, or vote by Telephone or via the Internet by April 26. After April 26, your voting instructions for Plan shares cannot be revoked. Also, you may not vote Plan shares in person at the meeting. The Trustee is authorized to vote the Plan shares for which instructions have been given on any other business that may come before the meeting. The Bank of New York will tally the vote on behalf of the Trustee.
--------------------------------------------------------------------------------

                                                        1-800-650-0150
                                                     CALL TOLL-FREE TO VOTE

                                               ---------------------------------

                                                        CONTROL NUMBER
                                                 FOR INTERNET/TELEPHONE VOTING
                                               ---------------------------------

  THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 9:00 A.M. E.D.T.
                               ON MAY 1, 2000.

Please complete (X) in blue or black ink.

--------------------------------------------------------------------------------
A vote "FOR" Proposals 1 and 2 is recommended by the Board of Directors:

1. Election of Directors (H.W. Becherer, G.M. Bethune, J.C. Pardo and A.M. Fudge)

FOR all  [ ]    WITHHOLD AUTHORITY       [ ]    EXCEPTION         [ ]
nominees        to vote for all nominees        (see instruction)

Instruction: To withhold authority to vote for any individual nominee(s), mark the "Exception" box and write the name(s) on the line below.

______________________________________________________________________________

2. Appointment of Independent Accountants

FOR      [ ]    AGAINST      [ ]    ABSTAIN      [ ]

--------------------------------------------------------------------------------
A vote "AGAINST" Proposals 3 through 5 is recommended by the Board of Directors:

3. Shareowner proposal regarding CEO compensation

FOR      [ ]     AGAINST     [ ]    ABSTAIN      [ ]

4. Shareowner proposal regarding the annual election of directors

FOR      [ ]    AGAINST      [ ]    ABSTAIN      [ ]

5. Shareowner proposal regarding shareowner voting provisions

FOR      [ ]    AGAINST      [ ]    ABSTAIN      [ ]

--------------------------------------------------------------------------------

Please complete (X) if you want your vote kept confidential under
the policy described in the Proxy Statement.                        [ ]

                                            Please sign exactly as name appears on this Proxy. Joint
                                            owners should all sign. Executors, administrators, trustees and others acting in a representative capacity should indicate title when signing.

                                            Dated _________________________________, 2000

                                            Signed ______________________________________

                                                   ______________________________________
                                                   Please sign, date and return this Proxy promptly in
                                                   the enclosed envelope.


I have included comments, or a change of address.                  [ ]

I do not wish to receive future annual reports for this account.   [ ]

I plan to attend the annual meeting.                               [ ]

I agree to access future proxy statements and annual
reports electronically.                                            [ ]

3111

                                   APPENDIX 2
                         SAVINGS PLAN INSTRUCTION CARD
                      YOU MAY VOTE TOLL-FREE BY TELEPHONE
                                 OR BY INTERNET
              (OR BY COMPLETING THE VOTING INSTRUCTION FORM BELOW
                           AND RETURNING IT BY MAIL)









   TO VOTE BY TELEPHONE OR INTERNET, USE THE CONTROL NUMBER IN THE BOX BELOW YOUR VOTE MUST BE RECEIVED ON OR BEFORE 5:00 P.M. E.D.T. ON APRIL 26, 2000

               Call Toll-Free                  YOUR CONTROL NUMBER
          on a Touch-Tone Telephone            To vote by Internet, have this form available
        24 hours a day, 7 days a week          and follow the simple directions that appear
               1-888-216-1304                  on your computer screen. Internet voting
                                               site:
Have this form available when you call the     WWW.DIRECTVOTE.COM
toll-free number. Then, just enter your
control number and follow the recorded
instructions.
                       (FOR MAILING, DETACH AT THE PERFORATION BELOW)

--------------------------------------------------------------------------------

                     REQUEST FOR CONFIDENTIAL INSTRUCTIONS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          HONEYWELL INTERNATIONAL INC.
                                PURSUANT TO THE
                           ALLIEDSIGNAL SAVINGS PLAN
                            ALLIEDSIGNAL THRIFT PLAN
                       VERICOR POWER SYSTEMS SAVINGS PLAN
                                      AND
      ALLIEDSIGNAL TRUCK BRAKE SYSTEMS COMPANY SAVINGS PLAN (THE 'PLANS')

                                                        YOUR CONTROL NUMBER
                                        --------------

    The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plans, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plans at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 1, 2000, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

    Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: (01) Hans W. Becherer, (02) Gordon M. Bethune,
(03) Jaime Chico Pardo and (04) Ann M. Fudge.

    IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR, 'FOR' PROPOSAL 2 AND 'AGAINST' PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLANS.

TO VOTE TOLL-FREE BY TELEPHONE OR BY INTERNET, SEE INSTRUCTIONS ON REVERSE SIDE.
                                       OR
  COMPLETE, SIGN AND DATE THE FORM BELOW, DETACH AT THE PERFORATION, AND MAIL
                PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

 [X]  Please mark votes as in the example in black or blue ink.

--------------------------------------------------------
A VOTE 'FOR' PROPOSALS 1 AND 2 IS RECOMMENDED
BY THE BOARD OF DIRECTORS:
--------------------------------------------------------
1. Election of Directors

NOMINEES:
(01) H. W. Becherer, (02) G.M. Bethune, (03) J.C. Pardo, (04) A.M. Fudge

    FOR               WITHHOLD AUTHORITY
ALL NOMINEES       To Vote for all Nominees       EXCEPTION
    [ ]                     [ ]                      [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK THE 'EXCEPTION' BOX AND WRITE THE NAMES(S) ON THE LINE BELOW.

   --------------------------------------------------------------------

2. Appointment of Independent Accountants.

    FOR                   AGAINST                  ABSTAIN
    [ ]                     [ ]                      [ ]

--------------------------------------------------------
A VOTE 'AGAINST' PROPOSALS 3 TO 5
IS RECOMMENDED BY THE BOARD OF DIRECTORS:
--------------------------------------------------------

3. Shareowner proposal regarding CEO compensation.

    FOR                   AGAINST                  ABSTAIN
    [ ]                     [ ]                      [ ]

4. Shareowner proposal regarding the annual election of directors.

    FOR                   AGAINST                  ABSTAIN
    [ ]                     [ ]                      [ ]

5. Shareowner proposal regarding shareowner voting provisions.

    FOR                   AGAINST                  ABSTAIN
    [ ]                     [ ]                      [ ]


----------------------------------------------
SIGNATURE
(PLEASE SIGN YOUR NAME EXACTLY AS IMPRINTED. DO NOT PRINT.)

DATE: ___________________________, 2000

                                  APPENDIX 3
                                                                          [Logo]
--------------------------------------------------------------------------------

Michael R. Bonsignore
Chief Executive Officer

                                          March 13, 2000

Dear Plan Participant:

I am enclosing with this letter a meeting notice, proxy statement and Annual Report for the 2000 Annual Meeting of Shareowners. As a savings plan participant, you are entitled to instruct the Trustee, State Street Bank and Trust Company, how to vote the Honeywell shares attributable to your plan account. All votes are important, and I urge you to exercise your right to vote. The proxy statement includes the proposals to be voted on, as well as the recommendations of the Board of Directors.

A card requesting your confidential voting instructions is enclosed for your use. If you prefer, you can also vote via the Internet or by telephone. Simply follow the instructions on the proxy card. However, if you vote by the Internet or by telephone, do not return your proxy card by mail.

If you own Honeywell shares other than through the savings plans, you will receive separate voting instructions for those shares.

                                          Sincerely,

                                          MICHAEL R. BONSIGNORE
                                          Chief Executive Officer

Enclosures

                            STATEMENT OF DIFFERENCES
                            ------------------------

The registered trademark symbol shall be expressed as..................... 'r'